Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated February 10, 2025

Relating to Preliminary Prospectus dated January 13, 2025

Registration No. 333-284245

12 Chrysler, Unit C Irvine, CA 92618 www.marwynnholdings.com Filed Pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated February 10, 2025 Relating to Preliminary Prospectus dated January 13, 2025 Registration No. 333 - 284245

This free writing prospectus relates to the proposed initial public offering of shares of common stock of Marwynn Holdings, Inc. (the “Company,” “Marwynn,” “we,” “our” or “us”), which are being registered on a registration statement and should be read together with the preliminary prospectus included in the registration statement initially filed with the Securities and Exchange Commission (the “SEC”) on January 13, 2025, as amended (File No. 333 - 284245), for the offering to which this presentation relates and may be accessed through the following link: https:// www.sec.gov/Archives/edgar/data/2030522/000121390025002972/ea0210004 - 09.htm. The Company has filed the registration statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from American Trust Investment Services, by contacting Kristopher Kessler via email at k.kessler@amtruinvest.com, or by phone at (949) 347 - 5222. Free Writing Prospectus Statement

Disclaimers You must read the following disclaimer before continuing . The following disclaimer applies to the Presentation, related materials and any oral Presentation by the Company (as defined below) or any person on its behalf, any question and answer session that may follow the oral Presentation, and any material distributed in connection therewith (collectively, the “Presentation”) to be accessed from this page or otherwise viewed because of such access and you are therefore advised to read this disclaimer page carefully before viewing the Presentation . In accessing the Presentation, you acknowledge and agree to be bound by the following terms and conditions . This Presentation has been prepared by Marwynn Holdings, Inc . (the “Company, ” Marwynn,” “we,” “our,” or “us”) solely for informational purposes and is intended only for those persons to whom it is delivered personally by or on behalf of the Company, without regard to the specific investment objectives, financial situation and particular needs of any person . The information included herein in this Presentation has not been independently verified . No representations, warranties or undertakings, express or implied, are made by Company or any of its affiliates, advisers or representatives or the underwriters as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions presented or contained in this Presentation . By viewing or accessing the information contained in this Presentation, you acknowledge and agree that none of Company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this Presentation or otherwise arising in connection with the Presentation . The information presented or contained in this Presentation is subject to change without notice and its accuracy is not guaranteed . None of the Company or any of its affiliates, advisers or representatives or the underwriter make any undertaking to update any such information subsequent to the date hereof . This Presentation should not be construed as legal, tax, investment or other advice . This Presentation contains statements that reflect the Company’s intent, beliefs or current expectations about the future . 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No representation, warranty or undertaking is made that any projection, forecast, assumption or estimate contained in this Presentation should or will be achieved . The Presentation is being accessed by you in an electronic form . You are reminded that any component of the Presentation, including any documents included in the Presentation, may be altered or changed during the process of transmission and consequently none of the Issuer, the underwriters or any person who controls any of them, or any director, officer, employee or agent of any of them, or any affiliate of any such person accepts any liability or responsibility . This Presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else . No part of this Presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever . Specifically , these materials do not constitute a “prospectus” within the meaning of the U . S . Securities Act of 1933 , as amended, and the regulations enacted thereunder . This Presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering . Any decision to purchase the Company’s securities in the proposed offering should be made solely on the basis of the information contained in the prospectus relating to the proposed offering . In evaluating its business, the Company uses or may use certain non - GAAP measures as supplemental measures to review and assess its operating and financial performance . These non - GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating and financial performances, investors should not consider them in isolation, or as a substitute for any consolidated statement of operations data prepared in accordance with U . S . GAAP . THE INFORMATION CONTAINED IN THIS DOCUMENT IS HIGHLY CONFIDENTIAL AND IS BEING GIVEN SOLELY FOR YOUR INFORMATION AND ONLY FOR YOUR USE IN CONNECTION WITH THIS PRESENTATION . THE INFORMATION CONTAINED HEREIN MAY NOT BE COPIED, REPRODUCED, REDISTRIBUTED, OR OTHERWISE DISCLOSED, IN WHOLE OR IN PART, TO ANY OTHER PERSON IN ANY MANNER . Any forwarding, distribution or reproduction of this Presentation in whole or in part is unauthorized .

Offering Summary Issuer: MARWYNN HOLDINGS, INC. Proposed Exchange/Ticker: Nasdaq Captital Market / MWYN Offering Type: Initial Public Offering Securities Offered: 2,000,000 shares of common stock before over - allotment option is exercised Over - allotment: 15% of the number of the shares sold in the offering Estimated Offering Price: $4.00 - $5.00 per share Use of Net Proceeds: Working capital and orther general corporate purpose Representative of Underwriters: American Trust Investment Services, Inc.

Business and Market Highlights

2022 FuAn Enterprise introduced White Rabbit Ice Cream in over 150 Costco stores nationwide in the U.S. 2025 Marwynn IPO FuAn Enterprise merged with Grand Forest Cabinetry Inc. to form Marwynn Holdings Inc. Company Key Milestones 2024 Our Retail Partners

Target Market – Packaged Food and Drink 1. Growing purchasing power of consumers in the US on food and non - alcoholic beverage 2. Increasing consumer demand for variety, convenience, and unique produ offerings. 3. Growing demands for brand management from overseas brands.

1. Surging demand for kitchen improvement and additions. 2. Increasing demand for localizatin and specialization of supply chain management services. 3. Shortened procurement cycle and reduced costs. Target Market – Home Improvement

Solving Supply Chain Challenges The supply chain is a segmented business that is frequently affected by various factors, including sudden disruptions, labor shortage, political tensions, transportation bottlenecks, raw material shortages, inventory management issues, and changing consumer demands.

Our Solution We elevate comprehensive supply chain management to the next level, from global procurement to point - to - point sales, concentrating in food and non - alcholic beverage and indoor home improvement section.

Our Products & Services Sourcing and Procurement Distribution and Post - delivery Support Brand Collaboration Competition Competitive Landscape Competitive Advantage

Direct Negotiation Demand Management Supplier Development Sourcing and Procurement

Big Box Local Distribution Diversified Sales Channel New Media Sales Distribution

Brand Management Brand Partnership Value - added Relationships Brand Collaboration

Food & Non - alcoholic Beverage Bibigo Ajinomoto Royal Asia Home Improvement The Home Depot Lowe’s Regional wholesalers Competition

Unique product category Full customization One - stop supply chain management Competitive Landscape

Long - established network Expandable distribution network Industry - leading expertise and connections Competitive Advantage

Financial Highlights

Financial Highlights 30 - Apr - 24 30 - Apr - 23 (Amount in U.S. dollars) 11,920,570 11,255,456 Revenue, net (6,584,969) (6,316,412) Cost of revenue 5,335,601 4,939,044 Gross profit Operating expenses: (737,121) (1,410,225) Selling expenses (3,207,995) (2,513,964) General & administrative expenses (3,945,116) (3,924,189) Total operating expenses 1,390,485 1,014,855 Income (loss) from operations Other income/(expenses): (840) 31,595 Other income (expenses) (27,835) (17,165) Interest expense (28,675) 14,430 Total other expense, net 1,361,810 1,029,285 Income (loss) before income tax expense (363,735) (297,883) Income tax expense $998,075 $731,402 Net Income (loss)

Executive Team Yin Yan Chairwoman, CEO Tuan Tran COO Ava King Director of Marketing Zhifen Zhou CFO

Development Strategies 1. Value - added platform: develop a digital platform for seamless communication and transactions with clients and suppliers. 2. Expanded product line: diversify our product offerings by exploring new market trends and consumer demands. 3. Sales expansion: open more local stores and online store to increase brand awareness

12 Chrysler, Unit C Irvine, CA 92618 www.marwynnholdings.com THANK YOU